CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Fund Service Providers", "Miscellaneous Information" and "Independent Registered Public Accounting Firm", and to the incorporation by reference of our report dated October 18, 2007 on the August 31, 2007 financial statements of the Claymore Exchange-Traded Fund Trust 2 comprised of the Claymore/Robeco Developed International Equity ETF, Claymore/Robeco Developed World Equity ETF and Claymore S&P Global Water Index ETF in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust 2 filed with the Securities and Exchange Commission in this Post Effective Amendment No. 20 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-135105).


                                                        ERNST & YOUNG LLP

Chicago, Illinois
November 5, 2007